INVESTOR CONTACT Nabil Elsheshai 858-485-2125 office nabil.elsheshai@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 office jennifer.donahue@teradata.com

Teradata Reports Second Quarter 2020 Financial Results

•Second-quarter results exceeded Company expectations on key revenue, profit and cash flow metrics
•Annual Recurring Revenue (ARR) increased 8% reported and 9% in constant currency(1) from the same period of the prior year
•Second-quarter recurring revenue of $358 million exceeded Company’s guidance range
•In the second quarter, operating cash flow improved to $130 million and free cash flow totaled $115 million(2)

SAN DIEGO – August 6, 2020 -- Teradata Corp. (NYSE: TDC) today announced its second-quarter 2020 financial results. The Company successfully navigated through an uncertain macro environment to exceed its targets, despite business trends impacted by the ongoing COVID-19 pandemic. ARR increased 8% reported and 9% in constant currency(1), from the prior-year period. Recurring revenue increased 6%, 8% in constant currency(1), from the second quarter of 2019. In the quarter, both perpetual and consulting revenues declined, as expected compared to the second quarter of 2019, as the company shifted to a recurring revenue model and focused its consulting resources on higher-margin engagements that drive increased software consumption within its targeted customer base. Additionally, consulting revenue was impacted by incremental COVID-19-related headwinds in the quarter. Total second-quarter revenue was $457 million, a decrease as expected compared to 2019 second-quarter total revenue of $478 million. Currency translation had a one percentage point negative impact on the second-quarter total revenue comparison(1).

Teradata reported 2020 second-quarter net loss of $(43) million under U.S. Generally Accepted Accounting Principles (GAAP), or $(0.40) per share, which compared to a net loss of $(1) million, or $(0.01) per share, in the second quarter of 2019. On a non-GAAP basis, which excludes stock-based compensation expense and other special items, 2020 second-quarter net income was $26 million, or $0.24 per diluted share, as compared to $34 million, or $0.29 per diluted share in the second quarter of 2019(3).

“Teradata executed well in the quarter, exceeding expectations for our key metrics and delivering robust ARR growth, strong recurring revenue growth, significant free cash flow, and solid earnings per share, despite the uncertainties posed by the COVID-19 pandemic. The Teradata team demonstrated great resiliency and pivoted quickly and smoothly to support our customers and advance our business, regardless of physical constraints,” said Steve McMillan, President and CEO, Teradata. “Our strong relationships with our stable customer base, combined with our deeply rooted dedication to delivering outstanding business value, are serving us well during these unprecedented times. As we accelerate our cloud efforts, we are listening to the market and our customers, responding with speed and agility, and ensuring we are providing value for our customers, supporting our people and delivering on our expectations.”

Gross Margin

2020 second-quarter gross margin reported under GAAP was 56.0% versus 49.4% for the second quarter of 2019. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2020 second-quarter gross margin was 58.9%, versus 52.7% in the prior-year period(3). The gross margin rate was higher year-over-year due to the continued mix shift towards higher-margin recurring revenues, as well as improved perpetual and consulting margins.

Operating Income
2020 second-quarter operating income reported under GAAP was $8 million compared to $10 million in the second quarter of 2019. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2020 second-quarter operating income was $64 million versus $51 million in the second quarter of 2019(3). The increase in non-GAAP operating income was due to the improved gross margins referenced above, as well as expense management measures instituted in response to the uncertainty of the ongoing COVID-19 pandemic.

Income Taxes
Teradata’s 2020 second-quarter tax rate under GAAP was (1,333.3%) compared to 120.0% in the second quarter of 2019. Excluding special items, Teradata’s non-GAAP 2020 second-quarter tax rate was 50.9% versus 26.1% in the second quarter of 2019(3). The increase in the tax rate period-over-period was driven by the impact of discrete tax items recognized in the quarter and the timing of earnings throughout the year.

Cash Flow
During the second quarter of 2020, Teradata generated $130 million of cash from operating activities compared to $55 million in the same period of 2019. The Company’s transition to a subscription-based model changes the timing of billings and cash collections, therefore year-over-year comparisons may be less meaningful than in prior years. During the quarter, Teradata used $15 million for capital expenditures and additions to capitalized software development costs, versus using $13 million in the second quarter of 2019. Teradata’s 2020 second-quarter free cash flow was $115 million, compared to $42 million in the second quarter of 2019(2). Strong cash collections, some of which slipped out of the 2020 first quarter due to late March shelter-in-place orders, contributed to a very strong cash flow quarter.

Balance Sheet
Teradata ended the second quarter of 2020 with $494 million in cash. During the second quarter of 2020, Teradata did not repurchase any shares of its common stock as the Company suspended its buyback program to conserve cash amid the COVID-19 pandemic. Year-to-date, the Company repurchased 3.7 million shares for approximately $75 million. At the end of the second quarter, Teradata had approximately 108.9 million shares outstanding.

As of June 30, 2020, the Company had total debt of $613 million, including $144 million of outstanding finance lease obligations. There were no funds drawn on the company’s $400 million revolving credit facility as of June 30, 2020.

Guidance
For the third quarter of 2020, Teradata expects recurring revenue between $359 million and $361 million.

GAAP loss / earnings per share in the third quarter of 2020 is expected to be in the range of $(0.03) and $0.00. Non-GAAP earnings per share, excluding stock-based compensation expense and other special items, in the third quarter is expected to be in the $0.28 to $0.31 range.

Earnings Conference Call
A conference call is scheduled today at 2:00 p.m. PT to discuss the Company’s 2020 second-quarter results and provide a business and financial update. Access to the conference call, as well as a replay of the conference call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on Teradata’s website at investor.teradata.com.

1.The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates (except for currency impact on ARR which is calculated using month-end rates). See the foreign currency fluctuation schedule, which is used to determine revenue on a constant currency (“CC”) basis, on the Investor Relations page of the Company’s website at investor.teradata.com

Revenue
(in millions)
	For the Three Months ended June 30
	2020	2019	% Change as Reported	% Change in Constant Currency
Recurring revenue	$358	$338	6%	8%
Perpetual software licenses and hardware	17	29	(41)%	(42)%
Consulting services	82	111	(26)%	(24)%
Total revenue	$457	$478	(4)%	(3)%

Americas	$259	$269	(4)%	(2)%
EMEA	118	122	(3)%	(1)%
APJ	80	$87	(8)%	(7)%
Total revenue	$457	$478	(4)%	(3)%

Revenue
(in millions)
	For the Six Months ended June 30
	2020	2019	% Change as Reported	% Change in Constant Currency
Recurring revenue	$703	$669	5%	7%
Perpetual software licenses and hardware	31	60	(48)%	(48)%
Consulting services	157	217	(28)%	(26)%
Total revenue	$891	$946	(6)%	(4)%

Americas	$503	$538	(7)%	(5)%
EMEA	236	235	—%	3%
APJ	152	$173	(12)%	(10)%
Total revenue	$891	$946	(6)%	(4)%

	As of June 30
	2020	2019	% Change as Reported	% Change in Constant Currency
Annual recurring revenue*	$1,454	$1,350	8%	9%

* Annual recurring revenue is defined as the annual value at a point in time of all recurring contracts, including subscription, software upgrade rights, maintenance and managed services.

2.As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided by / used in operating activities, less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation to, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

	For the Three Months		For the Six Months
	ended June 30		ended June 30
	2020	2019	2020	2019
Cash provided by operating activities (GAAP)	$130	$55	$140	$104
Less capital expenditures for:
Expenditures for property and equipment	(13)	(12)	(23)	(27)
Additions to capitalized software	(2)	(1)	(4)	(2)
Total capital expenditures	(15)	(13)	(27)	(29)
Free Cash Flow (non-GAAP measure)	$115	$42	$113	$75

3.Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation to, as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

	For the Three Months			For the Six Months
(in millions, except per share data)	ended June 30			ended June 30
Gross Profit:	2020	2019	% Chg.	2020	2019	% Chg.
GAAP Gross Profit	$256	$236	8%	$481	$460	5%
% of Revenue	56.0%	49.4%		54.0%	48.6%

Excluding:
Stock-based compensation expense	4	4		8	7
Acquisition, integration, reorganization related, and other costs	4	2		4	5
Amortization of capitalized software	5	10		11	21
Non-GAAP Gross Profit	$269	$252	7%	$504	$493	2%
% of Revenue	58.9%	52.7%		56.6%	52.1%
Operating Income
GAAP Operating Income	$8	$10	(20)%	$2	$5	(60)%
% of Revenue	1.8%	2.1%		0.2%	0.5%
					0.005
Excluding:
Stock-based compensation expense	31	21		52	36
Amortization of acquisition-related intangible assets	1	2		2	4
Acquisition, integration, reorganization related, and other costs	19	8		29	26
Amortization of capitalized software	5	10		11	21
Non-GAAP Operating Income	$64	$51	25%	$96	$92	4%
% of Revenue	14.0%	10.7%		10.8%	9.7%

Net Income
GAAP Net (Loss)/Income	$(43)	$(1)	—%	$125	$(11)	—%
% of Revenue	(9.4)%	(0.2)%		14.0%	(1.2)%

Excluding:
Stock-based compensation expense	31	21		52	36
Amortization of acquisition-related intangible assets	1	2		2	4
Acquisition, integration, reorganization related, and other costs	19	8		29	26
Amortization of capitalized software	5	10		11	21
IP restructuring tax expense (benefit)(1)	1	—		(156)	—
Tax contingency adjustment(2)	20	—		2	—
Income tax adjustments (3)	(8)	(6)		(9)	(16)
Non-GAAP Net Income	$26	$34	(24)%	$56	$60	(7)%
% of Revenue	5.7%	7.1%		6.3%	6.3%

	For the Three Months		For the Six Months
	ended June 30		ended June 30
Earnings Per Share:	2020	2019	2020	2019	2020 Q3 Guidance
GAAP (Loss)/ Earnings Per Share	$(0.40)	$(0.01)	$1.13	$(0.09)	$(0.03) - $0.00
Excluding:
Stock-based compensation expense	0.29	0.18	0.47	0.31	0.23
Amortization of acquisition-related intangible assets	0.01	0.02	0.02	0.03	0.01
Acquisition, integration and reorganization related costs	0.18	0.07	0.26	0.22	0.08
Amortization of capitalized software	0.05	0.09	0.10	0.18	0.05
IP restructuring tax expense (benefit)(1)	0.01	—	(1.41)	—	—
Tax contingency adjustment(2)	0.18	—	0.02	—	—
Income tax adjustments(3)	(0.07)	(0.05)	(0.08)	(0.14)	(0.06)
Impact of dilution(4)	(0.01)	(0.01)	—	—	—
Non-GAAP Diluted Earnings Per Share	$0.24	$0.29	$0.51	$0.51	$0.28 - $0.31

1.The Company’s GAAP effective tax rate for the three and six months ended June 30, 2020 includes $156 million of discrete tax benefit related to an intra-entity asset transfer of certain of its intellectual property to one of its Irish subsidiaries, which occurred on January 1, 2020. The one-time tax benefit for this intra-entity asset transfer of $157 million was recorded as a deferred tax asset for GAAP reporting purposes in the first quarter of 2020 but was excluded from non-GAAP results. This was offset by $1 million of tax expense related to withholding taxes associated with the same intra-entity transfer recorded in the second quarter of 2020.

2.The Company’s forecasted full-year 2020 GAAP marginal effective tax rate includes $3 million of tax expense related to tax contingencies pursuant to FIN 48. For GAAP purposes, this is a component of the marginal rate and is recognized as tax benefit or expense based on the Company’s reported GAAP pre-tax income or loss for the quarter. To more accurately reflect the impact of the expense on a quarterly basis for non-GAAP purposes, the $3 million of tax expense is being recognized ratably each quarter instead of being included in the marginal effective rate.

3.Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations. As a result of these adjustments, the Company’s non-GAAP effective tax rate for the three months ended June 30 was 50.9% for 2020 and 26.1% for 2019. For the six months ended June 30, the Company’s non-GAAP effective tax rate was 27.3% for 2020 and 26.8% for 2019.

4.Represents the impact to earnings per share as a result of moving from basic to diluted shares.

Note to Investors
This release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business; fluctuations in our operating results, including as a result of the pace and extent to which customers shift from perpetual to subscription-based licenses; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including foreign currency fluctuations; risks associated with the ongoing and uncertain impact of COVID-19 on our business, financial condition and operating results, including the impact of COVID-19 on our customers and suppliers; risks associated with data privacy, cyberattacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition and market acceptance of new and existing products and services; tax rates; turnover of workforce and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful exploitation of new alliance and acquisition opportunities ; recurring revenue may decline or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata

Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter. And we do it on-premises, in the cloud, or anywhere in between. We call this pervasive data intelligence, powered by the cloud. It’s the answer to the complexity, cost, and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

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SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended June 30
	Three Months			Six Months
	2020	2019	% Chg	2020	2019	% Chg
Revenue
Recurring	$358	$338	6%	$703	$669	5%
Perpetual software licenses and hardware	17	29	(41)%	31	60	(48)%
Consulting services	82	111	(26)%	157	217	(28)%
Total revenue	457	478	(4)%	891	946	(6)%
Gross profit
Recurring	242	231		467	456
% of Revenue	67.6%	68.3%		66.4%	68.2%
Perpetual software licenses and hardware	6	3		11	9
% of Revenue	35.3%	10.3%		35.5%	15.0%
Consulting services	8	2		3	(5)
% of Revenue	9.8%	1.8%		1.9%	(2.3)%
Total gross profit	256	236		481	460
% of Revenue	56.0%	49.4%		54.0%	48.6%

Selling, general and administrative expenses	165	145		323	296
Research and development expenses	83	81		156	159
Income from operations	8	10		2	5
% of Revenue	1.8%	2.1%		0.2%	0.5%

Other expense, net	(11)	(5)		(19)	(10)

(Loss) income before income taxes	(3)	5		(17)	(5)
% of Revenue	(0.7)%	1.0%		(1.9)%	(0.5)%

Income tax expense (benefit)	40	6		(142)	6
% Tax rate	(1,333.3)%	120.0%		835.3%	(120.0)%

Net (loss) income	$(43)	$(1)		$125	$(11)
% of Revenue	(9.4)%	(0.2)%		14.0%	(1.2)%

Net (loss) income per common share
Basic	$(0.40)	$(0.01)		1.14	(0.09)
Diluted	$(0.40)	$(0.01)		1.13	(0.09)

Weighted average common shares outstanding
Basic	108.5	115.5		109.4	116.3
Diluted	108.5	115.5		110.6	116.3

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Current assets
Cash and cash equivalents	$494	$494	$635
Accounts receivable, net	339	398	377
Inventories	26	31	35
Other current assets	89	91	82
Total current assets	948	1,014	1,129
Property and equipment, net	337	350	317
Capitalized software, net	25	36	49
Right of use assets- operating lease, net	46	51	58
Goodwill	395	396	396
Capitalized contract costs, net	88	91	63
Deferred income taxes	236	87	70
Other assets	27	32	41
Total assets	$2,102	$2,057	$2,123

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$31	$25	$25
Current portion of finance lease liability	69	55	32
Current portion of operating lease liability	18	20	20
Accounts payable	62	66	102
Payroll and benefits liabilities	119	157	114
Deferred revenue	518	472	498
Other current liabilities	76	91	74
Total current liabilities	893	886	865
Long-term debt	436	454	466
Finance lease liability	75	75	54
Operating lease liability	33	38	44
Pension and other postemployment plan liabilities	135	137	102
Long-term deferred revenue	41	61	82
Deferred tax liabilities	6	6	4
Other liabilities	137	138	139
Total liabilities	1,756	1,795	1,756
Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,603	1,545	1,491
Accumulated deficit	(1,093)	(1,143)	(1,009)
Accumulated other comprehensive loss	(165)	(141)	(116)
Total stockholders' equity	346	262	367
Total liabilities and stockholders' equity	$2,102	$2,057	$2,123

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended June 30
	Three Months		Six Months
	2020	2019	2020	2019
Operating activities
Net (loss) income	$(43)	$(1)	$125	$(11)
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	43	40	85	77
Stock-based compensation expense	31	22	52	37
Deferred income taxes	—	(2)	(149)	—
Changes in assets and liabilities:
Receivables	109	68	59	211
Inventories	2	17	5	(7)
Current payables and accrued expenses	11	16	(32)	(155)
Deferred revenue	(40)	(89)	26	(15)
Other assets and liabilities	17	(16)	(31)	(33)
Net cash provided by operating activities	130	55	140	104
Investing activities
Expenditures for property and equipment	(13)	(12)	(23)	(27)
Additions to capitalized software	(2)	(1)	(4)	(2)
Net cash used in investing activities	(15)	(13)	(27)	(29)
Financing activities
Repurchases of common stock	(2)	(119)	(75)	(175)
Repayments of long-term borrowings	(7)	(6)	(13)	(6)
Payments of finance leases	(16)	(6)	(25)	(9)
Other financing activities, net	6	3	6	36
Net cash used in financing activities	(19)	(128)	(107)	(154)
Effect of exchange rate changes on cash and cash equivalents	3	(1)	(7)	—
Increase (decrease) in cash, cash equivalents and restricted cash	99	(87)	(1)	(79)
Cash, cash equivalents and restricted cash at beginning of period	396	724	496	716
Cash, cash equivalents and restricted cash at end of period	$495	$637	$495	$637

Supplemental cash flow disclosure:
Assets acquired by finance leases	$24	$33	$39	$48
Assets acquired by operating leases	$2	$1	$5	$4

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended June 30				For the Six Months Ended June 30
	2020	2019	% Change As Reported	% Change Constant Currency(2)	2020	2019	% Change As Reported	% Change Constant Currency(2)
Segment Revenue
Americas	$259	$269	(4)%	(2)%	$503	$538	(7)%	(5)%
EMEA	118	122	(3)%	(1)%	236	235	0%	3%
APJ	80	87	(8)%	(7)%	152	173	(12)%	(10)%
Total segment revenue	457	478	(4)%	(3)%	891	946	(6)%	(4)%

Segment gross profit
Americas	161	158			305	315
% of Revenue	62.2%	58.7%			60.6%	58.6%
EMEA	67	57			128	107
% of Revenue	56.8%	46.7%			54.2%	45.5%
APJ	41	37			71	71
% of Revenue	51.3%	42.5%			46.7%	41.0%
Total segment gross profit	269	252			504	493
% of Revenue	58.9%	52.7%			56.6%	52.1%

Reconciling items(1)	(13)	(16)			(23)	(33)
Total gross profit	$256	$236			$481	$460
% of Revenue	56.0%	49.4%			54.0%	48.6%

(1) Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
'(2) The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.